Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION RELATING TO THE PURCHASE

The following information presents unaudited pro forma condensed combined financial information of The Chefs’ Warehouse, Inc. together with its consolidated subsidiaries (the “Company”) for the fiscal year ended December 28, 2012. The tables and information contained herein are considered supplemental to the Company’s pro forma financial information included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on October 25, 2012 (the “October 25th 8-K”). Please refer to the October 25th 8-K for additional information. The unaudited pro forma condensed combined financial information included herein has been prepared using the purchase method of accounting, giving effect to the purchase of Michael’s Finer Meats, LLC (“Michael’s”) by the Company, which was completed on August 10, 2012 (the “purchase”). The unaudited pro forma condensed combined statements of operations for the year ended December 28, 2012 give effect to the purchase as if the purchase had been completed on December 31, 2011. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations of the combined company had the purchase been completed on December 31, 2011, nor is it necessarily indicative of the future results of operations or financial position of the combined company.

The pro forma financial information includes adjustments to record assets and liabilities of Michael’s at their estimated respective fair values based on available information and to give effect to the financing for the purchase and related transactions.

The Company anticipates that the purchase will provide the combined company with financial benefits that include increased sales, additional customers, expanded geographic reach and enhanced capabilities in the center-of-the-plate protein category. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect any cost savings from operating efficiencies, or synergies that could result from the purchase, and also does not reflect additional revenue opportunities following the purchase. This information does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of the Company, which appear in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2013, and Michael’s, which are filed as exhibits to the October 25th 8-K, and the Company’s unaudited pro forma condensed combined financial information included as an exhibit to the October 25th 8-K.

The unaudited pro forma net income is qualified by the statements set forth under this caption and should not be considered indicative of the actual or future results of operations of the Company for any period. Actual results may be materially different from the pro forma information presented.

Unaudited Pro Forma Condensed Combined Statement of Operations for Fiscal Year Ended

December 28, 2012 (in thousands, except per share data)

	Chefs’ historical	Michael’s historical(1)	Pro forma adjustments	Note	Pro forma combined
Net revenues	$480,292	$53,439	$—		$533,731
Cost of sales	355,288	40,739	—		396,027

Gross profit	125,004	12,700	—		137,704
Operating expenses	96,237	12,298	(2,788)	4a	105,747

Operating income	28,767	402	2,788		31,957
Interest expense	3,674	807	370	4b	4,815
Loss on sale of assets	18	—	—		18
Gain on fluctuation of interest rate swap	—	(159)	159	4c	—

Income before income taxes	25,075	(246)	2,259		27,088
Provision for income taxes	10,564	—	848	4d	11,412

Net income	$14,511	$(246)	$1,411		$15,676

Income from continuing operations per share
Basic	$0.70				$0.76
Diluted	0.69				0.75
Weighted-average common shares
Basic	20,612,407	—	—		20,612,407
Diluted	20,926,365	—	—		20,926,365

(1)	Covers the period December 26, 2011 through August 10, 2012.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION (in thousands)

1 Description of the transaction

On August 10, 2012, two wholly-owned subsidiaries of the Company entered into a securities purchase agreement (the “purchase agreement”) pursuant to which the subsidiaries acquired 100% of the equity securities of Michael’s for approximately $52,973, net of $536 of cash. The purchase was funded with borrowings under the Company’s revolving credit facility.

2 Basis of preparation

The unaudited pro forma condensed combined financial information has been derived from the historical financial information of the Company and Michael’s and was prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the purchase date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the purchase at the then-current market price.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the purchase, and also does not reflect additional revenue opportunities following the purchase.

3 Purchase accounting

The following represents the allocation of assets acquired and the liabilities assumed by the Company in the purchase, reconciled to the consideration transferred:

Purchase Consideration	$53,509

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$536
Accounts receivable, net	6,063
Inventories, net	9,533
Equipment and leasehold improvements, net	2,871
Other current assets	29
Accounts payable	(2,254)
Other assets	28
Accrued liabilities	(85)
Accrued compensation	(404)
Capital lease obligation	(343)
Identified intangible assets	25,632

Net recognized amounts of identifiable assets acquired	$41,606

Goodwill	$11,903

a) Intangible assets: As of the effective date of the purchase, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined financial information, the Company assumed that all assets will be used in a manner that represents their highest and best use from a market participant’s perspective. The following reflects the estimated fair values and useful lives of the significant intangible assets identified based on the Company’s purchase accounting assessments:

	Estimated fair value (in thousands)	Estimated useful life (in years)
Customer relationships	$12,431	10
Trade names and trademarks	12,724	12-20
Covenants not-to-compete	477	5

Total	$25,632

The fair value of customer relationships has been estimated using an income approach, excess earnings method, based on cash flow projections. In this method, the fair value of the asset reflects the present value of the stream of net cash flows that will be generated by the asset over the projection period. The net cash flow is the net sales attributable to the existing customer relationships for products that were available to the customers as of the acquisition date, less cost of goods sold, operating expenses, and charges for the use of other assets. The fair value of Michael’s trade names and associated trademarks has been estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future intended use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The fair value of covenants not-to-compete has been estimated with consideration to the detrimental impact of competition that would arise if these covenants were not in place, adjusted for an estimated probability that such competition would arise.

b) Property and equipment: As of the effective date of the purchase all property and equipment are required to be measured at fair value. The acquired assets can include assets that are intended to be used in a manner other than their highest and best use. For purposes of the pro forma condensed combined financial information, the Company assumed an in-use premise for all property and equipment in its estimation of fair value. This estimation was determined using cost-based and market-based appraisal methodologies considering the costs associated with the historical purchase of the property and equipment, market prices for similar assets, and estimates of the property and equipment’s age, economic life, and other relevant characteristics. The estimated remaining weighted-average useful lives of the underlying property and equipment are estimated to be 10.5 years.

c) Other long-term assets/deferred financing costs: As of the effective date of the purchase, deferred financing costs were written off, as all debt of Michael’s, with the exception of certain vehicle capital lease obligations, was paid off.

d) Long-term debt: As of the effective date of the purchase, all of Michael’s debt, with the exception of certain vehicle capital lease obligations were repaid. The transaction was financed with funds drawn from the Company’s revolving credit facility. The Company used an interest rate of 3.5% to estimate interest expense on these borrowings. For each one-eighth percent increase or decrease in the interest rate on our revolving credit facility, we estimate that annual interest expense would increase or decrease by approximately $67.

f) Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration paid and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is generally subject to an impairment test annually or more frequently if an event or circumstance indicates that an impairment loss may have been incurred. The level of goodwill expected to result from the purchase is primarily reflective of Michael’s going-concern value, the value of Michael’s assembled workforce, new customer relationships expected to arise from the purchase, and operational synergies that the Company expects to achieve that would not be available to other market participants.

The premium in the purchase price paid by the Company for the acquisition of Michael’s reflects the creation of a leading specialty food distributor with a more attractive business mix, greater scale and enhanced growth prospects.

4 Pro forma statement of operations adjustments

a. Represents the removal of Michael’s historical depreciation and amortization of $417, the removal of $467 of private equity management fees, the removal of $2,783 of transaction bonuses paid to Michael’s executives, the removal of transaction closing expenses of $85 for the Company and $439 for Michael’s, the addition of $171 of depreciation expense on the estimated fair value of Michael’s assets and the addition of $1,232 of new amortization for the intangible assets.

b. Represents the removal of $801 of interest expense on Michael’s debt that was paid off at closing, offset by $1,171 of interest incurred by the Company as a result of financing the transaction with borrowings under its revolving credit facility.

c. Represents the elimination of the gain on Michael’s swap agreement.

d. Represents the adjustment of the combined effective tax rate to the Company’s effective tax rate.